For Immediate Release:

Republic Airways to expand partnership with Delta Air Lines
E-Jet agreement adds 9 69-seat aircraft starting Q4 2015; partnership totals 39 aircraft
Indianapolis, IN (Dec. 12, 2014) -- Republic Airways Holdings Inc. (NASDAQ/NM: RJET) announced today that it has reached an amendment to its Capacity Purchase Agreement (“CPA”) with Delta Air Lines to operate at least nine additional 69-seat E170 aircraft. The aircraft are scheduled to be placed into service between the 4th quarter of 2015 and the 1st quarter of 2016 and will operate for a term of six years per aircraft. In addition, the Company and Delta have agreed to extend the term of the agreement for the existing 14 E170 aircraft by four years, or through October 2021, and the existing 16 E175 aircraft by about three years, or through February 2024.
The nine additional E170 aircraft will either be sourced internally by Company or with used aircraft available in the open market.
“We are proud to grow our partnership with Delta,” said Bryan Bedford, Chairman and CEO of Republic. “By growing our Delta E-Jet fleet and extending all of our aircraft into the next decade, we have cemented our long-term commitment to provide a safe, clean and reliable E-Jet operation as a Delta Connection partner.”
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively called “the airlines.” The airlines operate a combined fleet of nearly 240 aircraft and offer scheduled passenger service on about 1,300 flights daily to about 100 cities in the U.S., Canada and the Caribbean through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ about 6,500 aviation professionals. For more information about Republic Airways, please visit our website at www.rjet.com.

Contact: Scott Thien
Republic Airways Holdings
(317) 471-2470
scott.thien@rjet.com